UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2026
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
COMMON STOCK, $0.01 par value per share	HOG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.
On October 29, 2026, Harley-Davidson, Inc. (the “Company”) issued a press release (the “Press Release”) announcing the Company’s third quarter 2026 results for the financial period ended September 30, 2026 and raised HDMC and HDFS full-year guidance. A copy of the Press Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments
On October 28, 2026, the Board of Directors (the "Board") of the Company increased the size of the Board from eight to ten directors and elected Anthony D. Fassino and Bryan E. Slone to fill the vacancies created by such increase, effective immediately. Messrs. Fassino and Slone will serve as directors for terms expiring at the Company’s 2027 Annual Meeting of Shareholders. The Board determined that each is independent under the rules of the New York Stock Exchange. The Board has not yet named either director to a committee of the Board or determined the committee or committees to which they will be named.

Anthony D. Fassino
Mr. Fassino recently retired from Caterpillar Inc. as the Group President of Construction Industries, where he led the company’s approximately $25 billion global construction business and was responsible for strategic direction, capital investment, operational performance, and customer growth across a worldwide portfolio of products, facilities, and employees. During a 30-year career with Caterpillar, Mr. Fassino held leadership roles spanning engineering, product development, manufacturing, sales, and distribution, helping drive innovation, operational excellence, and shareholder value. He recently served as Chairman of the American Road & Transportation Builders Association, and he brings extensive experience in global operations, capital allocation, supply chain management, and industrial growth strategy.

Bryan E. Slone
Mr. Slone is a former Managing Partner at Deloitte’s Nebraska office and the former President & CEO of the Nebraska Chamber of Commerce & Industry. He currently serves as Counsel with the law firm of Koley Jessen P.C., L.L.O. He brings more than four decades of leadership experience across tax, law, business, public policy, and corporate governance, including senior roles with Deloitte and the Internal Revenue Service. Mr. Slone currently serves on the boards of Ameritas Mutual Holding Company, Ameritas Holding Company, and Ameritas Life Insurance Corp., and First National of Nebraska, Inc., where he chairs the Audit Committee for each organization. Mr. Slone brings significant executive leadership, corporate governance and audit oversight experience to the Board.

The Company’s Director Compensation Policy applies to Messrs. Fassino and Slone as non-employee Directors. In connection with their election to the Board, Messrs. Fassino and Slone each will receive a pro rata portion of the current $110,000 annual retainer that the Company pays to non-employee Directors, as outlined in the Policy. At least 50% of the retainer will be paid in shares of the Company’s common stock and/or share units as required under the Policy.

In addition, Messrs. Fassino and Slone each will be awarded an annual grant of share units equal to $145,000 pursuant to the Company’s Director Stock Plan, which is the amount of share units last granted to each of the outside Directors under the plan, each share unit representing the value of one share of the Company’s common stock. Messrs. Fassino and Slone will receive this compensation following their first Board meeting they attend as Directors.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits. The following exhibit is being furnished herewith:

Exhibit No.	Description

99.1	Press Release of Harley-Davidson, Inc. dated October 29, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: October 29, 2026	/s/ Gayle Littleton
Gayle Littleton
Secretary

3